Exhibit 8.1

Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

March 9, 2022

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

As Representatives of the Several Underwriters

Re:	Weyerhaeuser Company $450,000,000 3.375% Notes Due 2033
Weyerhaeuser Company $450,000,000 4.000% Notes Due 2052

Ladies and Gentlemen:

We have acted as special tax counsel to Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the proposed offer and sale of $450,000,000 aggregate principal amount of its 3.375% Notes due 2033 and $450,000,000 aggregate principal amount of its 4.000% Notes due 2052 pursuant to the Underwriting Agreement dated February 23, 2022 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”). This opinion is being furnished to you pursuant to Section 5(c) of the Underwriting Agreement. Capitalized terms employed but not otherwise defined herein shall have the meanings assigned to them in the Underwriting Agreement.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

I.	Basis for Opinion

The opinion set forth in this letter is based on the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which changes might have retroactive effect and might affect our conclusions stated herein. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and we do not guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to: (1) the Restated Articles of Incorporation of the Company dated April 18, 2011, as amended through the date hereof; (2) certain organizational and corporate governance documents of the Company; (3) the Prospectus dated June 7, 2018; (4) the Prospectus Supplement dated February 23, 2022; (5) the Amended and Restated Certificate of Incorporation of Weyerhaeuser Timber Holdings, Inc., a Delaware corporation, the common stock of which is owned by the Company (“WTHI”), dated December 20, 2021, as amended through the date hereof; and (6) certain organizational and corporate governance documents of WTHI (those documents referred to in clauses (1) through (6), the “Reviewed Documents”).

The opinion set forth in this letter is also premised on the written representations of the Company contained in a letter to us dated as of the date hereof and in a letter dated as of March 30, 2020, each of which we have discussed with the Company; and the written representations of WTHI, contained in a letter to us dated as of the date hereof, which we have discussed with WTHI (the “Representation Letters”) and copies of which are attached hereto. For purposes of rendering our opinion, we have not made, and will not make, an independent investigation or audit of the facts set forth in the Reviewed Documents or the Representation Letters, except as necessary to determine that the representations are reasonable. We consequently have relied upon the representations and statements of the Company and WTHI as described in the Reviewed Documents and the Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinion. Any statement herein to the effect that we have relied upon, or assumed the truth, correctness or completeness of, any representations, warranties or statements

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

in any documents (and any similar statements herein) means that we have relied upon or assumed the truth, correctness or completeness of such representations, warranties or other statements, as the case may be, insofar as they relate to factual matters but not as to legal conclusions.

In this regard, we have assumed, with your consent, the following:

(i)     (A) all of the representations and statements set forth in the Reviewed Documents and the Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letters made as a belief, made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(ii)    all signatures are genuine, all documents have been properly and duly executed, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to their respective originals, and the originals from which any copies were made are authentic;

(iii)    any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(iv)    from and after the date of this letter, the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, the provision allowing for the disposal of assets within thirty days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Representation Letters) may adversely affect our conclusions stated herein.

II.	Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the succeeding paragraphs, we are of the opinion that the Company has qualified to be taxed as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code and the Treasury regulations issued thereunder for its taxable years ended December 31, 2019 through December 31, 2021, and its organization and current and proposed method of operation described in the Reviewed Documents will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to its shareholders, and the diversity of its share ownership, and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, the provision allowing for the disposal of assets within thirty days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We will not review the compliance of the Company with these requirements on a continuing basis. No assurance can be or is given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to its shareholders and the diversity of its share ownership for the current or any future taxable years will satisfy the requirements under the Code for qualification and taxation as a REIT.

We assume no obligation to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign tax issues.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K filed on March 9, 2022. We also consent to the use of our name in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Covington & Burling LLP